UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Faraday Future Intelligent Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39335

The following is the text of a press release issued by Faraday Future Intelligent Inc. on January 31, 2025:

Faraday Future to Empower Strategic Growth through Key Proposals at Next Extraordinary General Meeting

Los Angeles, CA (Jan. 31, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future” or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced plans to host an Extraordinary General Meeting of Stockholders (the “EGM”) on March 7, 2025, to seek approval for proposals aimed at supporting the Company’s strategic initiatives and long-term growth. The Company urges all stockholders to vote FOR all proposals.

Proposal Highlights

1.	Share Authorization Proposal
Approval of an amendment to the Company’s Charter to increase the number of authorized shares of Common Stock by 25,000,000, from 104,245,313 to 129,245,313, representing a 24% increase. This increase is part of a broader adjustment that will raise the total number of authorized shares, including Preferred Stock, from 114,245,313 to 139,245,313. The increase is intended primarily to meet the Company’s obligations to the holders of certain of the Company’s convertible notes.

2.	Private Placements Proposal
Approval for the issuance of Common Stock to holders of certain convertible notes and warrants in accordance with Nasdaq Listing Rule 5635(d). This measure ensures compliance with regulatory requirements while enabling the Company to honor its obligations to holders of certain of the Company’s convertible notes.

3.	Auditor Ratification Proposal Ratification of appointment of Macias Gini & O’Connell LLP (“MGO”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

FF’s request for approval to increase authorized shares primarily relates to a contractual requirement to convertible notes investors, among other things. The funds received from holders of the Company’s convertible notes have helped advance the Faraday X (“FX”) strategy and the continued delivery of the FF 91 2.0.

Building Confidence in Strategic Direction

The proposed 24% increase in authorized shares reflects a carefully calibrated approach that balances the Company's immediate capital needs with stockholder interests. This measured increase is designed to support three key strategic initiatives: fulfilling existing commitments to holders of certain of the Company’s convertible notes, including those issued under the Company’s recently announced $30 million convertible note financing, and maintaining flexibility for future strategic opportunities. These additional resources will support both the development of the FX mass-market strategy, which represents a significant expansion of the Company’s addressable market, and the continued production of the FF 91 2.0.

1. Addressing Concerns & Stock Stability

●	The Company is paying the highest attention and priority in remaining compliant with Nasdaq’s continued listing standards, including the minimum bid price rule. As long as the Company’s stock price remain above $1.00, there will be no need for further measures with respect to the minimum bid price rule. A reverse stock split will only be a last-resort compliance measure.

●	Like in the past, if the Company suspects any illegal short-selling, FF will investigate accordingly.

●	The Company has continuously taken strategic actions to enhance business plans and operations, as well as strategic goals.

2. Justifying the Share Increase & Managing Dilution Perception

●	The Company is more cautious in increasing authorized shares.

●	Funds have helped improve liquidity, and support FX brand buildup.

3. Reinforcing Strategic Growth & Future Confidence

●	The Company is looking to adopt a healthier, long-term capital strategy.

●	The Company is looking to use the remaining $20 million in gross financings efficiently, supporting cost optimizations, operational efficiency, and the FX strategy execution.

●	A stronger and revamped business strategy has led to renewed engagement with top-tier investment banks, suppliers, and OEM partners.

●	The Company maintains constant discussion with potential strategic investors, including those from the Middle East.

“These proposals, particularly the increase in authorized shares, are critical to executing our dual-brand strategy,” said Matthias Aydt, Global Chief Executive Officer of Faraday Future. “The successful completion of our recent two $30 million financings demonstrates investor confidence in our vision, and the additional authorized shares will help ensure we can continue to execute both our premium FF 91 program and our exciting new FX mass-market initiative.”

Meeting Details

The EGM is currently scheduled to be held on March 7, 2025, at 12:00 p.m. Eastern Time, at http://www.virtualshareholdermeeting.com/FFIE2025SM. Stockholders of record as of January 28, 2025, are entitled to vote on the proposals.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the use of proceeds from the $30 million offering, future FF 91 2.0 deliveries, and establishing the Company’s second brand (FX), are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its special meeting seeking, among other proposals, approval to increase the number of authorized shares of common stock (the “Authorized Share Increase”) and to approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of Class A common stock of the Company to holders of certain convertible notes and warrants (the “Private Placements Proposal”). In connection with the Authorized Share Increase and Private Placements Proposal, the Company filed a preliminary proxy statement filed with the Securities and Exchange Commission on January 30, 2025 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Authorized Share Increase, the Private Placements Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around February 10, 2025. The Proxy Statement includes information regarding the persons who may, under Securities and Exchange Commission (“SEC”) rules, be deemed participants in the solicitation of proxies in connection with the Authorized Share Increase and Private Placements Proposal. The Company has also filed other documents regarding the Authorized Share Increase and Private Placements Proposal with the SEC. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 18455 S. Figueroa Street, Gardena, California 90248.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”),may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Authorized Share Increase, Private Placements Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Authorized Share Increase, Private Placements Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives is included in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on May 28, 2024, as amended by the Form 10-K/A filed with the SEC on May 30, 2024 and June 24, 2024. Changes to the direct or indirect ownership of FF Top and FF Global are set forth in SEC filings on Schedule 13D/A.

No Offer or Solicitation

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:

Investors (English): ir@faradayfuture.com
Investors (Chinese): cn-ir@faradayfuture.com
Media: john.schilling@ff.com

The following is the transcript of a video released by the Global Chief Executive Officer of Faraday Future Intelligent Inc. on January 31, 2025:

Hi, I am Matthias Aydt, Global CEO of Faraday Future. I want to share some of the latest developments in different areas. We are filing a proxy statement to hold a special meeting on March 7.

The proposal highlights are

1.	Share Authorization Proposal
to increase the number of authorized shares by 25,000,000. This increase is part of a broader adjustment that will raise the total number of authorized shares. The increase is intended primarily to meet the commitments made to the Company’s convertible notes investors.

2.	Private Placements Proposal
Approval for the issuance of Common Stock to holders of certain convertible notes and warrants in accordance with Nasdaq Listing Rule 5635(d). This measure ensures compliance with regulatory requirements while enabling the Company to honor its obligations to convertible notes investors.

3.	Auditor Ratification Proposal Ratification of appointment of Macias Gini & O’Connell LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

For these three proposals, we are asking for your support. Please vote and get us into a position carrying on successfully develop Faraday Future. If you are interested in the definitive details, please check our filing and our investor relations section on FF.com.

We are also filing an S-1 to register sufficient shares for future issuance if and when the convertibles noteholders from the last round of funding convert their debt into equity.

Now to the more exciting stuff.

Max Ma our Faraday X CEO and Dr. Gu Faraday X head of R&D and program are expected to be back next week bringing the latest updates from all the potential partners we are discussing FX collaborations. In the meantime, our Faraday X team is working on the production design of the Super One, I have seen the first drafts and I can assure you, it will be a stunning product.

Before you are asking yourself, what is happening with the developments in the UAE?

I will travel to Ras Al Khaimah in the next two weeks. Our facility, which was built by the Ras Al Khaimah Economic Zone, is ready for handover and I am super exited to witness the progress in setting up our operation there.

I promise to report on all developments during or shortly after my trip.

Thank you for your continuous support of Faraday Future and Faraday X

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